Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer

    (860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three and Six Months Ended December 31, 2006

PUTNAM, CT, January 26, 2007 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $468,000 or $.07 per basic and per diluted share for the three months ended December 31, 2006 compared to net income of $543,000 or $.08 per basic and per diluted share for the three months ended December 31, 2005. For the six months ended December 31, 2006, net income totaled $976,000 or $.15 per basic share and $.14 per diluted share as compared to $1.1 million or $.17 per basic share and $.16 per diluted share for the six months ended December 31, 2005.

Asset Growth

At December 31, 2006, total assets were $479.5 million, an increase of $5.1 million, or 1.1% from June 30, 2006 and an increase of $77.7 million, or 19.3% from December 31, 2005. This growth in assets since December 31, 2005 reflected an increase of $39.0 million, or 21.7%, in total loans to $219.0 million at December 31, 2006 from $180.0 million at December 31, 2005 and an increase of $36.9 million, or 19.3%, in investment securities to $228.0 million at December 31, 2006 from $191.1 million at December 31, 2005. Borrowed funds increased by $62.6 million, or 95.7%, to $128.1 million at December 31, 2006 from $65.5 million at December 31, 2005. Total deposits increased by $16.2 million, or 5.8%, to $296.4 million at December 31, 2006 from $280.2 million at December 31, 2005. The growth in deposits was related to an increase of $22.3 million in brokered deposits to $23.9 million as of December 31, 2006 as compared to $1.6 million as of December 31, 2005. The cost of brokered deposits compared favorably to the cost of Federal Home Loan Bank advances during the period, which led to the increase.

The growth in total loans compared to last year was primarily due to an increase in commercial loans of $12.5 million, or 31.8%, and an increase in residential loans of $26.3 million, or 18.9%. The provision for loan loss was $101,000 for the three months ended December 31, 2006 as compared to $15,000 for the three months ended December 31, 2005.

“While we continue to feel the effects of the inverted yield curve, we are encouraged by the performance of both our commercial and retail lending operations”, said President Robert J. Halloran, Jr. “Together our commercial and retail lending efforts realized a combined increase of $39.0 million or 21.7% during the last twelve months.”

Net Interest Income

Net interest income for the three months ended December 31, 2006 was $2.6 million, a decrease of $153,000 or 5.6% over the three months ended December 31, 2005. This decrease was primarily due to a reduction in the net interest margin from 3.03% for the three months ended December 31, 2005 to 2.30% for the three months ended December 31, 2006. During the three and six months ended December 31, 2006, the cost of our interest-bearing liabilities continued to increase more rapidly than yields on our interest-earning assets, reflecting the inverted yield curve. In response to the challenging interest rate environment, we increased our investment in Auction Rate Preferred securities, from an average of $21.2 million for the six months ended December 31, 2005 to $43.7 million for the six months ended December 31, 2006. These investments, although issued at a lower coupon rate, are eligible for the dividends received deduction for tax purposes. This results in a higher yield after taxes. We also increased our investment in tax-exempt Bank Owned Life Insurance. These strategies resulted in an income tax benefit of $84,000 for the three months ended December 31, 2006 compared to an income tax expense of $178,000 for the three months ended December 31, 2005. The income tax benefit was $6,000 for the six months ended December 31, 2006 compared to an income tax expense for the six months ended December 31, 2005 of $411,000. Average interest-earning assets increased by $87.0 million or 24.1% to $448.1 million for the three months ended December 31, 2006 from $361.1 million for the three months ended December 31, 2005. The yield on average interest-earning assets increased 45 basis points to 5.56% for the three months ended December 31, 2006 as compared to 5.11% for the three months ended December 31, 2005. Average interest-bearing liabilities increased by $87.3 million or 29.9% to $379.0 million for the three months ended December 31, 2006 from $291.7 million for the three months ended December 31, 2005. The cost of average interest-bearing liabilities increased 127 basis points to 3.85% for the three months ended December 31, 2006 as compared to 2.58% for the three months ended December 31, 2005.

Net interest income for the six months ended December 31, 2006 was $5.3 million, an increase of $70,000 or 1.3% over the six months ended December 31, 2005. This increase was primarily due to the growth in average interest-earning assets of $104.9 million or 30.5% to $449.2 million for the six months ended December 31, 2006 from $344.3 million for the six months ended December 31, 2005. The yield on average interest-earning assets increased 47 basis points to 5.55% for the six months ended December 31, 2006 as compared to 5.08% for the six months ended December 31, 2005. Average interest-bearing liabilities increased by $103.8 million or 37.5% to $380.6 million for the six months ended December 31, 2006 from $276.8 million for the six months ended December 31, 2005. The cost of average interest-bearing liabilities increased 122 basis points to 3.81% for the six months ended December 31, 2006 as compared to 2.59% for the six months ended December 31, 2005. The net interest margin for the six months ended December 31, 2006 was 2.33% as compared to 2.99% for the six months ended December 31, 2005.

Provision for Loan Loss

The provision for loan loss for the three months ended December 31, 2006 was $101,000, an increase of $86,000 or 573.3% over the three months ended December 31, 2005. The provision for loan loss for the six months ended December 31, 2006 was $186,000, an increase of $151,000 or 431.4% over the six months ended December 31, 2005. This was primarily due to an increase of $39.0 million in loans outstanding to $219.0 million as of December 31, 2006 compared to $180.0 million as of December 31, 2005.

Noninterest Income and Expense

Noninterest income for the three months ended December 31, 2006 was $639,000, an increase of $80,000 or 14.3% from the three months ended December 31, 2005. This increase was primarily due to a $149,000 increase in service fee income. This was partially offset by a loss of $69,000 in sales of securities. Noninterest expense for the three months ended December 31, 2006 was $2.8 million, an increase of $178,000 or 6.9% over the three months ended December 31, 2005. This increase was primarily due to an increase in salaries and benefits of $104,000, and an increase in other expenses of $115,000. This was partially offset by a decrease of $41,000 in occupancy expense. A portion of these increases in noninterest expense was attributable to the operations of the new branches, acquired in October 2005, which added to overall operating expenses.

Noninterest income for the six months ended December 31, 2006 was $1.3 million, an increase of $276,000 or 25.9% from the six months ended December 31, 2005. This increase was primarily due to a $446,000 increase in service fee income, and an increase of $7,000 in commissions from brokerage services during the six months ended December 31, 2006. This was partially offset by a decrease of $189,000 in gains on sales of securities. Noninterest expense for the six months ended December 31, 2006 was $5.5 million, an increase of $791,000 or 17.0% over the six months ended December 31, 2005. This increase was primarily due to an increase in salaries and benefits of $402,000, an increase in occupancy expense of $56,000, and an increase in other expenses of $333,000. A portion of these increases in noninterest expense was attributable to the operations of the new branches, acquired in October 2005, which added to overall operating expenses.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Savings Bank's web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

Statistical Summary

(Unaudited)

(dollars in thousands)

	As of December 31, 2006	As of June 30, 2006	As of December 31, 2005
Assets
Cash and due from banks	$8,876	$6,695	$12,863
Federal funds sold	2,925	1,500	—

Total Cash and cash equivalents	11,801	8,195	12,863
Investment securities, at fair value	227,975	245,107	191,074
Loans	219,043	202,053	180,026
Less: Allowance for loan loss	(1,754)	(1,582)	(1,471)

Net Loans	217,289	200,471	178,555
Premises and equipment	4,395	4,504	4,649
Bank owned life insurance	5,414	2,360	2,314
Core deposit intangible	1,221	1,353	1,494
Goodwill	6,912	6,912	6,909
Other assets	4,513	5,515	3,975

Total Assets	$479,520	$474,417	$401,833

Liabilities and Stockholders' Equity
Deposits	$296,385	$296,965	$280,237
Borrowed funds	128,140	124,593	65,486
Mortgagors' escrow accounts	1,137	1,130	989
Other liabilities	2,481	2,817	2,543

Total Liabilities	428,143	425,505	349,255
Total Stockholders' Equity	51,377	48,912	52,578

Total Liabilities and Stockholders' Equity	$479,520	$474,417	$401,833

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statement	2006	2005	2006	2005
Interest and dividend income	$6,276	$4,654	$12,571	$8,817
Interest expense	3,674	1,899	7,304	3,620

Net interest and dividend income	2,602	2,755	5,267	5,197
Provision for loan losses	101	15	186	35

Net Interest income after provision for loan loss	2,501	2,740	5,081	5,162
Non-interest income	639	559	1,343	1,067
Non-interest expense	2,756	2,578	5,454	4,663

Income before income taxe expense	384	721	970	1,566
Income tax expense(benefit)	(84)	178	(6)	411

Net Income	$468	$543	$976	$1,155

	At or for the three months December 31,		At or for the six months December 31,
Financial condition data:	2006	2005	2006	2005
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$448,103	$361,072	449,175	$344,261
Average interest-bearing liabilities	$379,057	$291,718	380,586	$276,751
Average interest-earning assets to average interest-bearing liabilities	118.22%	123.77%	118.02%	124.39%
Non-performing loans	$1,571	$106	1,571	$106
Non-performing loans to total loans	0.72%	0.06%	0.72%	0.06%
Allowance for loan losses	$1,754	$1,471	1,754	$1,471
Allowance for loan losses to total loans	0.80%	0.82%	0.80%	0.82%
Shareholders' equity to assets	10.71%	13.08%	10.71%	13.08%

Selected operating data:
Return on average assets	0.39%	0.56%	0.41%	0.63%
Return on average equity (1)	3.54%	4.05%	3.71%	4.32%
Net interest rate spread	1.71%	2.53%	1.74%	2.49%
Net interest margin (2)	2.30%	3.03%	2.33%	2.99%
Efficiency ratio (3)	81.28%	76.02%	79.71%	74.94%

(1)	Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.07	$0.08	$0.15	$0.17
Diluted	$0.07	$0.08	$0.14	$0.16
Book value per share	$7.66	$7.57	$7.67	$7.57
Market price per share:
High for the period	$11.48	$10.73	$11.48	$10.99
Low for the period	$10.74	$10.00	$10.40	$10.00
Close at end of period	$11.14	$10.45	$11.14	$10.45
Cash dividends declared per share	$0.06	$0.06	$0.06	$0.06

Weighted-average common shares outstanding:
Basic	6,707,336	6,942,571	6,698,997	6,942,848
Diluted	6,816,555	7,071,852	6,813,376	7,072,129